EXPORT PREPAYMENT AGREEMENT

This EXPORT PREPAYMENT AGREEMENT (the “Prepayment Agreement”) is made as of June 22, 2007 by and among:

VOTORANTIM CELULOSE E PAPEL S.A. - VCP, a corporation organised and existing under the laws of t the Federative Republic of Brazil, with its head office located at 1357, Alameda Santos, 6th floor, Sao Paulo, Brazil, ("VCP" or the “Borrower” or the “Exporter”);

VCP OVERSEAS HOLDING LTD. Budapeste, ZUG Branch, a branch of VCP Overseas Holding Limited Liability Company (a company organised and existing under the laws of Hungary), licensed in the commercial register of the canton of ZUG, Switzerland with its principal offices located at ZUG, Switzerland (the “Paying Agent”);

And

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a bank duly o[rganized] and existing under the laws of the Kingdom of Spain, acting through its New York branch which is located at 1345 Avenue of the Americas, 45th floor, New York, NY 10105, in the United States of America (the “Bank”).

WITNESSETH

WHEREAS, the Exporter and/or the Paying Agent, as the case may be, has entered or will enter into one or more Export Agreements with the Importers, pursuant to which the Exporter will export Goods from Brazil to the Importers (all capitalised terms used herein have the meanings assigned to them below);

WHEREAS, the Exporter’s and/or Paying Agent’s, as the case may be, sales of Goods under the Export Agreements will be made through several shipments (the “Covered Shipments”) with the aggregate Purchase Price for such Covered Shipments being at least US$ 100,000,000 (One hundred million United States Dollars);

WHEREAS, the Exporter and/or the Paying Agent, as the case may be, shall instruct each of the Importers to make payment due in respect of the Covered Shipments made to such Importer by forwarding the Purchase Price for the Goods so shipped to the Collection Account which shall be an account held in the name of the Bank;

WHEREAS, the Paying Agent, or any substitute or replacement thereof, will act as paying agent for the Exporter and will comply with the payment instructions given by the Exporter to fulfil the Exporter’s obligation to make payments to the Bank through the Collection Account as set forth herein;

WHEREAS, the Bank has agreed to make an anticipated payment of future exports to the Exporter in accordance with Central Bank regulations including without limitation Resolution No. 1834 dated June 26, 1991 of the National Monetary Council and Circular No. 3027 dated February 2, 2001 of the Central Bank, with respect to the payments to be due from the Importers to the Exporter as provided above; and

WHEREAS, the Exporter has agreed to assign to the Bank 15 days prior to each Instalment (a) its rights under the Export Agreements and (b) export receivables with a value in aggregate not less than 1.10 times the amount of such Instalment and any interest due thereon.

NOW, THEREFORE, In consideration of the undertakings contained herein, the parties agree as follows:

Section 1. Definitions

The following terms shall have the meanings ascribed hereunder (all the terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Advance” shall mean the amount made available to the Exporter by the Bank under this Prepayment Agreement for the anticipated payment of certain future exports.

“Advance Amount” shall mean any amount disbursed under this Prepayment Agreement as designated in each Promissory Note for the Advance, provided the aggregate amount of all disbursements shall not exceed US$100,000,000.00 (One Hundred Million United States Dollars).

“Advance Document” shall mean any of this Prepayment Agreement, the Promissory Note, and the Disbursement Request.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with, any other Person. For this purpose, “control” of any Person means ownership of 10% or more of the Voting Stock of the Person or the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that Aracruz Celulose S.A. shall not be considered an Affiliate of the Obligors unless the Votorantim Group (in the aggregate) possesses, directly or indirectly, the power to vote 30% or more of the Voting Stock of Aracruz Celulose S.A. or to direct or cause the direction of the management and policies of Aracruz Celulose S.A., whether through ownership of the Voting Stock, by contract or otherwise.

“Applicable Maturity Date” shall mean, in relation to each disbursement, the Final Maturity Date unless the Bank exercises its rights in Section 5(f) hereof, in which case it shall mean the Early Maturity Date.

“Assignment” shall mean the assignment made by the Exporter in Section 19 of this Prepayment Agreement.

“Availability Period” shall mean the period commencing on the date hereof and ending on the 28th day of June, 2007 during which the Bank agrees to make Advances in accordance with Section 2 of this Prepayment Agreement.

“Banking Day” shall mean any day (other than a Saturday or a Sunday) on which commercial banks are open for business in New York City, United States of America, London, England and São Paulo, Brazil.

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian GAAP” shall mean the accounting principles prescribed by Brazilian corporate law.

“Breakage Costs” shall mean the costs referred to in Section 13(a) of this Prepayment Agreement.

“Business” shall mean (i) the business of producing pulp and paper and/or other related products and (ii) other lines of business that are related or incidental to the business described under clause (i) of this definition.

“Capital Lease Obligations” means, as to a Surviving Entity, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Prepayment Agreement, the amount of such obligations shall be the capitalised amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) insured certificates of deposit of or time deposits with the Bank or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organised under the laws of the United States of America or any State (or the District of Columbia) thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organised under the laws of any State (or the District of Columbia) of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s and “A-1” (or the then equivalent grade) by S&P, or (d) other investments considered as cash equivalents under Brazilian GAAP.

“Central Bank” shall mean Banco Central do Brasil.

“Closing Fee” shall have the meaning set forth in Section 3(c) hereof.

“Collection Account” shall mean that account named “VCP” at Banco Bilbao Vizcaya Argentaria, S.A. New York referred to in Section 5(b), into which the Exporter or the Paying Agent will irrevocably instruct each Importer to deposit the Purchase Price for Covered Shipments exported by the Exporter to such Importer as provided herein.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables (whether payable to Affiliates or other Persons) incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all Capital Lease Obligations and similar obligations under “synthetic leases” of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all net obligations of such Person in respect of any interest rate protection agreement or any currency swap, cap or collar agreement or similar arrangement entered into by such Person providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto), (j) all Debt of other Persons referred to in clauses (a) through (i) or clause (k) that is Guaranteed by such Person and (k) all Debt referred to in clauses (a) through (j) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt.

“Disbursement Date” shall mean the date of disbursement of the Advance in accordance with the applicable Disbursement Request.

“Disbursement Request” shall mean each Disbursement Request substantially in the form of Exhibit B hereto.

“EBITDA” means, during any period, the total earnings of a Surviving Entity (on a consolidated basis) before income taxes, Interest Expense, depreciation and amortisation during such period, eliminating from the calculation of such earnings: (a) any net income or gain (or net loss), net of any tax effect, during such period from any extraordinary items, (b) any interest income during such period, (c) gains or losses during such period on the sale of Property (other than the sale of inventory in the ordinary course of business), (d) any other extraordinary non-cash items deducted from or included in the calculation of pre-tax net income for such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made), (e) the EBITDA for such period of any Subsidiaries or other Property disposed of or discontinued during such period and (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions.

“Export Agreements” shall mean the agreements between the Exporter and the Importers pursuant to which the Exporter will export Goods from Brazil to the Importers.

“Event of Default” shall have the meaning set forth in Section 12 hereof.

“Final Maturity Date” shall mean, subject to Section 5(e), in relation to each disbursement, the day which is 96 (ninety six) months after the Disbursement Date.

“Final Disbursement Date” shall mean the last day of the Availability Period where the Borrower is entitled to make drawdowns against the Commitment.

“First Instalment Date” shall mean the Banking Day that is 48 (forty eight) months after the Final Disbursement Date.

“Fiscal Semester” means each period from and including January 1 through and including June 30 of each year and from and including July 1 through and including December 31 of each year.

“GAAP” means, with respect to any Person, the generally accepted accounting principles (as in effect from time to time) applicable to it in its home jurisdiction.

“Goods” shall mean pulp and paper and/or other related products.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government (whether such authority is recognised as a de jure government or is a de facto government).

“Instalment Dates” shall mean the Banking Days that are referred to the Schedule #2

“Importers” shall mean, jointly or severally:

(i)	Certain OECD-based commercial counterparts acceptable to the Bank to be determined prior to the date hereof, (collectively the "Initial Importers") as evidenced in Schedule I hereto;
(ii)	At any time after the date hereof, certain other importers approved by the Bank,
(iii)
Commercial counterparts whose obligations to the Exporter or the Paying Agent as the case may be, are insured by certain policies or guaranteed by letters of credit issued by financial institutions acceptable to the Bank and rated at least A by Standard & Poors' or A2 by Moody's, with exceptions to be agreed with the Bank;

(iv)
Commercial counterparts located in any country and whose dealings with which are not generally prohibited by United States law or by the United Nations, who enter into sales agreements with the Exporter or the Paying Agent as the case may be, which call for payment in full to a US Dollar account domiciled in the United States of America on a pre-shipment basis.

“Instalments” shall have the meaning set forth in Section 5(a).

“Interest Expense” means, for any period, interest (or similar) expense on the Debt of a Surviving Entity (on a consolidated basis), including (without duplication): (a) fees (including commitment fees and insurance premiums), (b) net payments under any interest rate protection agreement or other hedging agreement, (c) the interest portion of any deferred payment obligations, (d) all fees and charges owed with respect to letters of credit or performance or other bonds, (e) all accrued or capitalised interest, (f) any amortisation of debt discount and (g) all but the principal component of payments relating to Capital Lease Obligations.

“Interest Payment Date” shall mean the last day of each Interest Period according to Schedule 1

Schedule 1

Interest Period	Maturity Date	Outstanding Days
1	12/26/07	183
2	06/25/08	183
3	12/26/08	183
4	06/25/09	182
5	12/28/09	183
6	06/25/10	182
7	12/27/10	183
8	06/27/11	182
9	12/26/11	183
10	06/25/12	183
11	12/26/12	183
12	06/25/13	182
13	12/26/13	183
14	06/25/14	182
15	12/26/14	183
16	06/25/15	182
		Final Maturity Date

“Interest Period” shall mean in relation to each Advance, the time period commencing on and including the date of which the first drawdown has been made and ending on but excluding the date that is 6 months after such date according to Schedule 1, provided that the final day of any such Interest Period shall be the Final Maturity Date.

“Interest Rate” for an Interest Period shall mean LIBOR plus the Margin.

“LIBOR” shall mean, for any Interest Period, an interest rate per annum determined on the basis of the London interbank offered rate for deposits in Dollars for a period of time comparable to the relevant Interest Period, shown on the display page designated British Bankers Association Interest Settlement Rates, “LIBOR 01” Page, on the Reuters screen or such other page as may replace that page in that service, at approximately 11:00 a.m., London time, 2 (two) Banking Days prior to the first day of such Interest Period. In the event that such rate does not appear on such LIBOR 01 Reuters screen page, or such other page as may replace that page in that service, then LIBOR shall be the arithmetic mean (expressed as an annual rate and rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates quoted at approximately 11:00 a.m. London time by 3 (three) leading banks, chosen by the Bank and agreed by the parties hereto as the rate at which deposits in Dollars are offered to such Banks by prime banks, in the London interbank market for a period of time comparable to the relevant Interest Period, at approximately 11:00 a.m. 2 (two) Banking Days prior to the first day of such Interest Period. If the Exporter does not agree with the LIBOR quoted by the Bank, the Bank shall have no obligation to make the disbursement related to the Advance or if the Advance has already been made, the rate will be reasonably determined by the Bank.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Margin” shall mean 0.38% p.a. (percent per annum).

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, or financial condition of the Exporter and its direct or indirect subsidiaries (taken as a whole) which will, in the opinion of the Bank, as justified in writing, impair the ability of the Exporter to perform its obligations under any of the Advance Documents; provided that there should be no Material Adverse Effect in the event the Bank receives a remedy, that it considers satisfactory, from the Exporter and or the Paying Agent upon demand.

“Net Debt” means, as of the date of the consummation of any merger, consolidation, sale, transfer, lease or other disposition pursuant to Section 11(a), a Surviving Entity's Total Debt as of such day minus the sum of: (a) the aggregate amount of cash on its consolidated balance sheet as of such day plus (b) the sum of, for each marketable security (including Cash Equivalents) on such Surviving Entity's consolidated balance sheet as of such day, the lower of: (i) the face value and (ii) the market value of such marketable security as of such day. For the purpose of clarification, the calculation of Net Debt (and all components thereof) shall be made using Brazilian GAAP.

“Net Debt to EBITDA Ratio” means, as of the date of the consummation of any merger, consolidation, sale, transfer, lease or other disposition pursuant to Section 11(a), the ratio (expressed as a decimal) of a Surviving Entity's: (a) Net Debt as of such date to (b) EBITDA for the two most recent Fiscal Semesters preceding such date. For the purpose of clarification, the calculation of Net Debt to EBITDA Ratio (and all components thereof) shall be made using Brazilian GAAP.

“Obligors” shall mean either of the Borrower, the Paying Agent and the Importers.

“OECD Country” means, at any time, any nation that is a member of the Organisation for Economic Co-operation and Development at such time.

“Person” shall mean any individual, corporation, partnership, trust, unincorporated organisation, joint stock company or other legal entity or organisation and any government or agency or political subdivision thereof.

“Promissory Note” shall mean each promissory note substantially in the form of Exhibit A hereto duly executed and delivered by an authorised signatory of the Exporter.

“Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

“Purchase Price” shall mean in relation to each Covered Shipment the purchase price to be paid therefor by the relevant Importer.

“Receivable” means each account or payment intangible or similar obligation arising under any Export Agreement.

“Relevant Person” shall mean any Affiliate, subsidiary or group company of the Borrower.

“Responsible Officer” of a Person shall mean any Executive Officer of that Person.

“Shipping Documents” shall mean in relation to each Covered Shipment, originals or copies of (a) the “despacho aduaneiro” (customs receipt) related thereto, (b) the bill of lading or other shipping document evidencing such shipment, and (c) any draft or other payment document presented to the relevant Importer.

“Subsidiary” means with respect to any Person, any corporation or other entity more than 50% of the Voting Stock of which is owned or controlled directly or indirectly, by such Person and/or by any Subsidiary of such Person.

“Surviving Entity” means any surviving Person as described in Section 11(a)(i)(A)(1) or Person to whom substantially all of the assets of the Exporter, as the case may be, shall have been transferred as described in Section 11(a)(i)(A)(2), in each case, that is not VCP, the Exporter or a Subsidiary thereof.

“Total Debt” means, as of the date of the consummation of any merger, consolidation, sale, transfer, lease or other disposition pursuant to Section 11(a), the aggregate outstanding principal amount of Debt of a Surviving Entity (on a consolidated basis) as of such day.

“Undertaking” means all of the Exporter’s present and future, rights and remedies under the Export Agreement together with all present and future rights under any security, guarantee or other form of credit support created in its favour in respect of an Importer’s obligations under the Export Agreements (collectively, the “Undertakings”).

“US Dollars”, “Dollars” or “US$” shall mean the lawful currency of the United States of America.

“Votorantim Group” means the group of related companies commonly known as the “Votorantim Group” comprised of Hejoassu Administração Ltda. and its Subsidiaries.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

Section 2. The Commitment

(a) Subject to the terms and conditions set forth in this Prepayment Agreement, the Bank hereby agrees to make several Advances during the Availability Period as an anticipated payment of certain future exports in accordance with Central Bank regulations.

(b) Each Advance Amount shall be evidenced by a single Promissory Note dated the applicable Disbursement Date and duly completed and executed by the Exporter.

Section 3. Making of the Advance; Use of Proceeds

Subject to the satisfaction of the conditions set forth in Section 8 herein, the Bank shall make any Advance provided that (i) the Bank shall have received from the Exporter a Disbursement Request at least three (3) Banking Days, and not later than 11:00 a.m. (São Paulo time), prior to the applicable Disbursement Date of the Advance and (ii) the Bank shall send to the Exporter its acknowledgement and agreement to the Disbursement Request on the same date.

(a) The Exporter or any of its affiliates shall use the proceeds of the Advance for capital expenditures, investments and its general working capital requirements thereof.

(b) The Exporter agrees to pay to the Bank a Closing Fee of 0.25% flat (Zero point twenty five percent) on the Advance Amount the earliest of the date hereof or on the 30th day of June, 2007.

(c) The Exporter shall treat the proceeds of the Advance as a prepayment of future exports of the Goods to the Importers, all in accordance with and pursuant to the terms and conditions of current Brazilian laws and regulations applicable to export prepayment operations.

Section 4. Interest

(a) The Exporter shall pay interest on the unpaid Advance Amount on each Interest Payment Date during the relevant Interest Periods at the Interest Rate for the Advance, from the Disbursement Date until the Applicable Maturity Date. Such payment shall be made, at Exporter’s option, except as provided in paragraph (d) below, either (i) directly by the Exporter to the Bank’s account as listed herein in Section 5(b) or (ii) if so determined by the Exporter as notified in writing to the Bank, through the Paying Agent. The Paying Agent hereby agrees to make such payment of interest then due in accordance with the terms hereof if so instructed by the Exporter.

(b) The Advance Amount, any interest thereon (to the extent permitted by law), and any other amount due and payable under this Prepayment Agreement that is past due (whether at the Applicable Maturity Date, by acceleration or otherwise) shall bear interest from the date such amount is due until such amount is paid in full at the per annum rate that is the then applicable Interest Rate plus 1% (one percent).

(c) Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed (including the first day, but excluding the last day). Accrued interest shall be due and payable in arrears upon any payment of the Advance and on each applicable Interest Payment Date. However, interest accruing according to paragraph (b) shall be due and payable from time to time on demand of the Bank.

(d) In the event that the Exporter (or the Paying Agent, as provided in paragraph (a) above) is unable for any reason, including without limitation, because of an action or inaction by any Governmental Authority of Brazil, to pay interest as provided hereunder, the Exporter shall make additional Covered Shipments to Importers at such times and in such amounts as permitted by the relevant Governmental Authority so that the aggregate Purchase Prices paid for such Covered Shipments by the Importers and deposited in the Collection Account are sufficient to pay to the Bank the amount of interest due hereunder as and when due. In such case, the Paying Agent, on behalf of the Exporter, shall make such payments of interest to the Bank using funds available in the Collection Account.

Section 5. Repayments; Prepayments

(a) On the last day of the Availability Period, the outstanding amount accrued for each and all of the Advances shall be due and payable in 9 (nine) semi-annual instalments (each, an “Instalment”) beginning on the First Instalment Date and ending on the Applicable Maturity Date, according to the following Schedule 2.

Schedule 2

Instalment	Date	Outstanding Balance	Outstanding Days
1	06/27/11	100.000.000,00	182
2	12/26/11	88.888.888,89	183
3	06/25/12	77.777.777,77	183
4	12/26/12	66.666.666,66	183
5	06/25/13	55.555.555,55	182
6	12/26/13	44.444.444,44	183
7	06/25/14	33.333.333,33	182
8	12/26/14	22.222.222,22	183
9	06/25/15	11.111.111,11	182
Total

Notwithstanding the foregoing, any monies received by the Bank shall be applied by the Bank in the following order: (a) Breakage Costs (if any); (b) interest due and unpaid; (c) to reduce the amount of principal due and unpaid on the next Instalment; and (d) to reduce the amount of principal due and unpaid on subsequent Instalments.

(b) The Exporter shall itself, or shall cause the Paying Agent (for the benefit and on behalf of the Exporter) make all payment due hereunder in US Dollars, in same day funds, on the dates such payments are due, without set-off, counterclaim or deduction, directly to the Bank at its internal account number 30444, via Federal Reserve Bank, ABA Number 026001847, International Trade and Lending Administration with the (Swift Id BBVAUS33), in favour of Banco Bilbao Vizcaya Argentaria, New York Branch under reference VCP.

(c) Repayment of the Advance shall be made by payment of funds to the Collection Account. To that end, the Exporter or the Paying Agent agrees to (i) instruct each Importer to direct all payments of the Purchase Price of the Covered Shipments thereto in connection to the Export Agreements to the Collection Account, but only to the extent that such Purchase Price is sufficient to cover the unpaid Advance Amount, (ii) upon request, but in any case not before 10 (ten) days after the relevant repayment date, provide the Bank with originals or copies of all Shipping Documents related to such Covered Shipments. The Bank shall apply all funds held in the Collection Account towards repayment of the Exporter’s indebtedness hereunder.

(d) The Exporter and the Paying Agent, on behalf of the Exporter, shall make available, when and as due, funds in the Collection Account sufficient to satisfy the payment obligations of the Exporter hereunder and under the Promissory Note on the due dates thereof, notwithstanding any other obligations which the Exporter or the Paying Agent may have to any other Person, repayment of which is intended to be made from funds in such Collection Account.

(e) If the due date of any payment under this Prepayment Agreement or under the Promissory Note would fall on a day which is not a Banking Day, such date shall be extended to the next Banking Day (and interest shall be payable for the Advance Amount so extended for the period of such extension), unless such Banking Day falls in the next calendar month, in which case the payment shall be due on the immediately preceding Banking Day.

(f)  If the Bank determines that a Material Adverse Effect has occurred, the Bank shall provide written notice thereof to the Exporter and, in case the Bank does not receive satisfactory remedy from the Exporter and/or the Paying Agent, the Bank shall provide to the Exporter a written demand for prepayment of the then outstanding principal amount of the Advance and within 90 (ninety) Banking Days of receipt of such demand by the Exporter, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued interest thereon.

(g) The Exporter may, on a Banking Day, prepay all or a portion of any Advance Amounts at any time or from time to time, which pre-payment shall in each case, be made together with accrued and unpaid interest on the principal amount, so prepaid and all other amounts then payable under this Prepayment Agreement (including the costs and expenses described in Section 13, solely in the event such prepayment is made on a day other than the final day of an Interest Period); provided that: (a) the Exporter shall give the Bank notice of each such pre-payment at least three (3) Banking Days prior to the date of such prepayment (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), (b) each such notice of pre-payment shall specify the amount of the Advance Amount being prepaid and (c) each partial pre-payment shall be applied to the outstanding Advances in the inverse order of maturity.

Section 6. Taxes

(a) The Exporter will pay all amounts due to the Bank under this Prepayment Agreement and the Promissory Note free and clear of all deduction of any present or future taxes, levies, imposts, charges, withholdings, penalties, fines, additions to tax and interest, imposed or levied in Brazil or any other jurisdictions from which any payment hereunder or under the Promissory Note is remitted, or any political subdivision or taxing authority thereof (the “Taxes”), except taxes imposed on the Bank's income by the jurisdiction under which the Bank is incorporated.

(b) In the event the Exporter is required to deduct or withhold any Taxes, the Exporter hereby agrees to pay the required deductions contemplated in Section 6(a) herein, including deductions applicable to the additional amounts payable thereunder, so that the Bank shall receive an amount equal to the sum it would have received had no such deductions been made.

(c) Upon the Bank’s request, the Exporter shall, within thirty (30) days, furnish to the Bank a copy of the official receipts evidencing payment of Taxes made according to this Section 6, if any.

(d) The Exporter shall indemnify the Bank for the full amount of Taxes or any penalties, interest and expenses arising therefrom paid by the Bank. This indemnification shall be made within 45 days from the date the Bank makes written request therefor, subject to Central Bank authorisation.

Section 7. Illegality

(a) If, after the date of this Prepayment Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for the Bank to make, maintain or fund the Advance, and after the Bank has made reasonable efforts to make, maintain or fund the Advance using other alternatives such as lending offices in other jurisdictions, the Bank forthwith shall so notify the Exporter in writing, whereupon the obligation of the Bank to make or maintain the Advance shall be terminated. Upon receipt of such notice, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued interest thereon, on the later of either (a) the last day of Interest Period applicable thereto or (b) within sixty-six (66) Banking Days.

(b) If Brazil or any competent authority thereof shall declare a moratorium on the payment of or default on, all or a substantial part of the Indebtedness of Brazil or any governmental agency or authority thereof or persons or corporations therein, the effect of which does or will prevent or impede any payment in respect of the Advance and the validity of “pre-pagamento” agreements in Brazil, then the Exporter forthwith shall so notify the Bank in writing within ten (10) Banking Days. Whereupon, unless within 20 (twenty) Banking Days the Bank certifies in writing that it is satisfied that the Exporter and/or the Paying Agent, shall be able to meet their respective obligations hereunder, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued interest thereon, on the later of either (a) the last day of Interest Period applicable thereto or (b) within ninety (90) Banking Days.

(c) If, after the date of this Prepayment Agreement, the introduction of, or any change in the law in the Exporter’s country shall occur which renders this Prepayment Agreement invalid, illegal or unenforceable, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued interest thereon, on the later of either (a) the last day of Interest Period applicable thereto or (b) within sixty-six (66) Banking Days

(d) Prepayment pursuant to this Section 7 shall be made without premium.

Section 8. Conditions Precedent

(a) The obligation of the Bank to make the Advance is subject to the condition precedent that the Bank shall have received the following documents and instruments, duly executed, created or issued, as the case may be:

(i)	This Prepayment Agreement and the Promissory Note;

(ii)	A copy of the Financial Transaction Registration (“Registro de Operações Financeiras – ROF”) issued by Central Bank of Brazil;

(iii)	A Disbursement Request;

(iv)	The Exporter's balance sheet and statement of income, stockholders' equity and cash flows as of and for the fiscal year ended 2006, certified by its independent public accountants;

(v)	Legal opinion from Brazilian counsel to the Exporter addressed to the Bank in form and substance acceptable to the Bank and regarding matters requested by the Bank;

(vi)
Copies of (A) the by-laws of the Exporter, the Paying Agent and Articles of Incorporation, if applicable, and (B) relevant corporate authorisations of the Exporter and the Paying Agent necessary to authorise the execution, delivery and performance of the Advance Documents; and

(vii)
A certificate from a duly authorised Responsible Officer of each of the Exporter and the Paying Agent as to the incumbency and signatures of its duly authorised officers that are authorised to execute and deliver the Advance Documents in form and substance acceptable to the Bank;

(b) The obligation of the Bank to make the Advance is also subject to the satisfaction of the following conditions precedent, and the disbursement by the Bank of the Advance shall constitute a representation by the Exporter that items (i), (ii) and (iii) below shall have been satisfied on and as of the Disbursement Date:

(i)	the representations and warranties made by the Exporter and the Paying Agent herein shall be true and correct on and as of the Disbursement Date;

(ii)	both immediately prior to the making of the Advance and after giving effect thereto and to the intended use of the proceeds thereof, no Event of Default shall have occurred and be continuing; and

(iii)
there has been no material adverse change, since the last audited financial statements of the Exporter and the Paying Agent received by the Bank, in the economic and/or financial condition of the Exporter.

Section 9. Representations and Warranties

(a) Each of the Exporter and the Paying Agent hereby represent and warrant that:

(i)
It is duly organised and validly existing under the laws of the jurisdiction of its organisation and has full power, authority and legal right to borrow the Advance and to execute, deliver and perform this Prepayment Agreement and any Promissory Note in the form set forth in Exhibit A.

(ii)
The Advance contemplated herein and the execution, delivery and performance of this Prepayment Agreement are within its powers, and have been duly authorised by all necessary actions, and do not violate any provision of applicable law, regulation or order of any court or regulatory body. Furthermore, the Advance contemplated under this Prepayment Agreement will not result in the breach of, constitute a default, or require any consent under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected.

(iii)	This Prepayment Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(iv)
There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, have a Material Adverse Effect and which as of the Disbursement Date have not been remedied in full or otherwise are not being remedied in a manner satisfactory to the Bank.

(v)
It has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilise such property for its intended purposes. It owns or is licensed or otherwise has the right to use all of the patents, contractual franchises, licenses, authorisations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person.

(b) The Exporter hereby represents and warrants further that:

(i)
It has furnished to the Bank its balance sheet and statement of income, stockholders’ equity and cash flows as of and for the fiscal year ended 2006 a certified by its independent public accountants. Such financial statements are complete and correct, and fairly present the Exporter’s financial condition and the results of its operations and cash flows as of such dates and for such periods in accordance with Brazilian GAAP. Since 30 December 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)
Other than the approval of the Central Bank, which will be obtained as per Section 8(a)(ii), no authorisation or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance of this Prepayment Agreement (except that the Exporter shall have to enter into an exchange contract with a bank authorised to operate in the exchange market in Brazil whenever it shall pay interest hereunder) or any of the other Advance Documents.

(iii)
Its obligations evidenced by this Prepayment Agreement and the Advance Documents to which it is a party are its direct and unconditional obligations, and rank in priority of payment and in all other respects at least pari passu with all its other unsecured and unsubordinated indebtedness, subject to statutorily preferred exceptions.

(iv)
It is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property or assets are bound which default would have or cause a Material Adverse Effect.

(v)
Neither it nor any of its property or assets has any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgement, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its organisation, except for public concessions.

Section 10. Affirmative Covenants

The Exporter covenants and agrees with the Bank that, so long as any part of the Advance is outstanding it will:

(a) Furnish to the Bank (i) upon demand, but not earlier than 120 days after the end of each fiscal year, its consolidated and, if available, consolidated balance sheet, as of the end of its fiscal year, and the related statement of earnings, shareholders’ equity and changes in financial condition prepared in accordance with Brazilian GAAP, in each case setting forth in comparative form the figures for the previous fiscal year, and certified by independent public accountants of recognised international standing; (ii) promptly after it knows that any Event of Default has occurred, however not later than 20 days after such occurrence, a certificate from a duly authorised officer notifying the Bank as to the occurrence of such Event of Default, describing the same in reasonable detail and describing the actions that it proposes to take with respect thereto; (iii) immediately after the commencement thereof, notice in writing of all actions, suits and proceedings before any court or governmental agency or instrumentality of any jurisdiction which, if determined adversely to it, will have a Material Adverse Effect; and (iv) such other publicly available information with respect to its business, properties or its condition or operations, financial or otherwise, as the Bank may from time to time reasonably request.

(b) Keep proper books of record and account in which full, true and correct entries in conformity with Brazilian GAAP and the requirements of applicable law shall be made of all dealings and transactions in relation to its business.

(c) Comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities; and take all necessary actions in order to obtain and maintain in full force and effect all such governmental authorisations, approvals and consents as may be required for it to comply with its obligations under this Prepayment Agreement and the other Advance Documents.

(d) Continue to engage in its existing Business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and comply with all contractual obligations binding on it and its property.

(e) Take any and all actions necessary so that its obligations under the Advance Documents to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all present and future unsecured and unsubordinated indebtedness, subject to statutorily preferred exceptions.

Section 11. Negative Covenants

The Exporter covenants and agrees with the Bank that, so long as any part of the Advance is outstanding it will not:

(a) enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets; provided that:

(i)
it may merge or consolidate with or into, or sell or transfer all or substantially all of its assets to, any other Person that is organised in an OECD Country (or, if not an OECD Country, its current jurisdiction of organisation) if, immediately after giving effect thereto:

(A)
(1) with respect to any merger or consolidation, it is the surviving Person or, if not, the surviving Person has validly assumed its obligations under the Advance Documents to which it is a party, or (2) with respect to a sale, transfer, lease or other disposition of all or substantially all of its assets, the Person to whom the assets have been sold, transferred, leased or otherwise disposed has validly assumed all obligations under the Advance Documents to which the transferor is a party (which assumption may constitute a novation of such obligations under applicable law);

(B)
no Event of Default or event that (with notice, lapse of time or both) would become an Event of Default (including under Section 12(m) or resulting from a breach of Section 10(d)) exists or would exist immediately after such merger, consolidation, sale, transfer, lease or other disposition,

(C)	the Bank shall have received any other opinions, evidence of security interest filings and other documents or evidence as it may reasonably request in connection therewith,
(D)
to the extent reasonably requested by the Bank, the Advance Documents shall have been amended (or amended and restated) to reflect such merger, consolidation, sale, transfer, lease or other disposition, and

(E)
notwithstanding the foregoing clauses (A)-(D), the Net Debt to EBITDA Ratio of any Surviving Entity shall not exceed 3.00 as of the date of consummation of such merger, consolidation, sale, transfer, lease or other disposition.

(ii)
it may sell, lease, transfer or otherwise dispose of obsolete or worn-out property or equipment no longer used or useful in its business and any inventory or other assets sold or disposed of in the ordinary course of its business, and

(iii)	it may sell or otherwise transfer Goods and other assets to the Exporter in the manner contemplated in the Advance Documents.

(b) Enter into any transaction or series of related transactions with any Affiliate thereof (other than its wholly-owned Subsidiaries), other than in the ordinary course of their respective businesses and on terms and conditions substantially as favourable to it as would reasonably be obtained at that time in a comparable arm's-length transaction with a Person other than such Affiliate. Notwithstanding the foregoing, this provision shall not apply to: (a) any loan or similar financial transaction (or series of related financial transactions) entered into for the sole purpose of performing cash management or other financial management functions of an Affiliate or Subsidiary as the case may be and/or (b) tax allocation agreements entered into from time to time between an Affiliate or a Subsidiary as the case may be provided always none of the foregoing shall materially impair the ability of the Exporter to comply with their respective obligations under this Prepayment Agreement.

Section 12. Events of Default If one, or more, of the following events (each an “Event of Default”) shall occur and be continuing:

(a) The Exporter shall default in the payment of any portion of the Advance or any interest on the Advance or any other amount payable by the Exporter hereunder and such default is not remedied within 3 (three) Banking Days after notice thereof to the Exporter by the Bank;

(b) Any representation, warranty or certification made herein (or any modification or supplement hereto) by the Exporter shall prove to have been false or misleading in any material respect as of the time made or furnished, and is not cured within 22 (twenty-two) Banking Days upon notice of the Bank;

(c) The Exporter, the Paying Agent or the Guarantor shall default in the performance of any other obligation under this Prepayment Agreement and such default continue unremedied for a period of 22 (twenty-two) Banking Days after notice thereof to the Exporter by the Bank provided always that the Guarantee shall always be legally binding and effective on the Guarantor;

(d) The Exporter shall admit in writing its inability to be generally able to pay its debts;

(e) The Paying Agent shall admit in writing its inability to be generally able to pay its debts and the Exporter shall not have designated a substitute or replacement thereof reasonably acceptable to the Bank within 22 (twenty-two) Banking Days after notice thereof to the Exporter by the Bank;

(f) The Exporter shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all, or substantially all, its respective property or assets, (ii) make a general assignment for the benefit of creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its respective debts, or (iv) take any corporate action for purpose of effecting any of the foregoing;

(g) The Paying Agent shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or substantially all its respective property or assets, (ii) make a general assignment for the benefit of creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its respective debts, or (iv) take any corporate action for purpose of effecting any of the foregoing and the Exporter shall not have designated a substitute or replacement thereof reasonably acceptable to the Bank within 22 (twenty-two) Banking Days after notice thereof to the Exporter by the Bank;

(h) A proceeding or case shall be commenced, without the application or consent of the Exporter, in any court of competent jurisdiction, seeking (i) its liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its respective debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Exporter or the Paying Agent of all or substantially all of its respective property or assets, or (iii) similar relief in respect of the Exporter or the Paying Agent under any law relating to bankruptcy, insolvency, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgement or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 44 (forty-four) Banking Days;

(i) Any default or event of default shall occur or be continuing under any agreement, instrument or other document of the Exporter evidencing External Indebtedness (as defined below) in excess of Fifty Million Dollars (or its equivalent in other currencies) and such default or event of default causes the acceleration of such External Indebtedness and shall not have been waived. For purposes of this paragraph (h), “External Indebtedness” shall mean indebtedness for borrowed money which is payable or may be paid (i) in a currency other than the lawful currency of Brazil an (ii) to a Person resident or having its principal place of business outside of Brazil;

(j) Any judgement or order from which no further appeal is permissible under applicable law for the payment of money aggregating in excess of Fifty Million Dollars (or its equivalent in another currency) shall be rendered against the Exporter and such judgement or order shall continue unsatisfied and in effect for a period of 30 (thirty) calendar days;

(k) A Change of Control shall occur;
then, in such event, the Bank may by notice to the Exporter, declare the Advance Amount then outstanding, the accrued interest on the Advance and all other amounts payable by the Exporter hereunder to be, whereupon the same shall become, forthwith due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Exporter. Notwithstanding the foregoing, any event referred to in clause (a) above existing for a period of up to 5 (five) Banking Days after the applicable grace period will not constitute an Event of Default if such delay or failure could not have been prevented by the exercise of reasonable diligence by the Exporter and such delay or failure was caused by an act of God, riot, an act of war, terrorism, epidemic, flood, weather, landslide, fire, earthquake, electrical outage or similar causes.

Section 13. Costs and Expenses

(a) If the Exporter makes any payment of principal of the Advance (excluding as a result of the provision set forth in Section 7 hereof) on any day, other than the last day of the Interest Period applicable thereto, or fails to borrow the Advance on the date specified therefor in the notice to the Bank pursuant to Section 3 hereof, the Exporter shall reimburse the Bank, on demand, for any financial loss, excluding loss of anticipated profits, incurred by it as a result of the timing of such payment or such failure, or as a result of liquidating or employing deposits from third parties, provided that the Bank shall have delivered to the Exporter a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

(b) The Exporter agrees to reimburse the Bank on demand for all reasonable and documented costs and expenses (including without limitation legal fees and registration costs) incurred by the Bank in connection with the preparation, execution and enforcement of the Advance Documents, subject to a maximum amount of US$10,000.00 (ten thousand US Dollars), provided that the Exporter shall not be obliged to reimburse such costs and expenses if the Bank decides, in its sole and arbitrary discretion, other than due to the absence of satisfaction of one or more of the conditions precedent included in Section 8, not to make the disbursement of the Advance.

Section 14. Governing Law and Jurisdiction

This Prepayment Agreement shall be governed by and construed in accordance with the Law of the State of New York.

(a) The Exporter and the Paying Agent irrevocably agree for the exclusive benefit of the Bank that the courts of the State of New York shall have jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of in connection with this Prepayment Agreement and for such purposes you hereby irrevocably submit to the jurisdiction of such courts.

(b) Nothing contained in this Section shall limit the right of us, the Bank, to take proceedings against the Exporter in any other court of competent jurisdiction, nor shall the taking of any such proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not (unless precluded by applicable law).

(c) The Exporter and the Paying Agent waive any objection which it may have now or in the future to the courts of the State of New York being nominated for the purpose of Section 14(b) above and agree not to claim that any such court is not a convenient or appropriate forum.

(d)  The Exporter hereby authorises and appoints Andrew W. Sheldrick, 300 Park Avenue, Suite 1700, New York, NY 10022 (or such other person being a firm of solicitors or authorised institution in New York USA as it may substitute by notice to the Bank) to accept service of all legal process arising out of or connected with this Prepayment Agreement. Service on such person(s) (or substitute) shall be deemed to be service on the Exporter whether or not process is forwarded to or received by it. Except upon such a substitution, the Exporter undertakes not to revoke any such authority or appointment, at all times to maintain an agent for service of process in New York and, if any such agent ceases for any reason to be an agent for this purpose, forthwith to appoint another agent and advise the Bank accordingly. Failing such appointment, the Bank shall be entitled by notice to the Exporter to appoint such a replacement agent to act on behalf of the Exporter.

Section 15. Successors and Participations

(a) This Prepayment Agreement and the Promissory Note shall be binding on the Exporter and the Paying Agent and its respective successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

(b) Except as provided herein, neither the Exporter, nor the Paying Agent may assign or otherwise transfer all or any part of its respective rights or obligations under this Prepayment Agreement and the Promissory Note without the prior written consent of the Bank.

(c) The Bank may: (i) assign in whole and in part its rights and obligations under this Prepayment Agreement and the Promissory Note, provided, however, that such assignment (A) does not increase the overall cost hereunder to the Exporter, in any way whatsoever, and (B) is consented to by the Exporter in writing (such consent not to be unreasonably withheld); provided, however that no such consent is required in the event (x) the Bank assigns its rights and obligations to another branch of the Bank or any entity directly or indirectly controlled by, controlling or under common control with, the Bank, or (y) at any time that an Event of Default of payment as described in Section 12 (a) has occurred and is continuing; (ii) sell participations in, all or any part of this Prepayment Agreement and the Promissory Notes to another bank or other entity without the prior written consent of the Exporter, provided that the Bank shall advise the Exporter of each such sale of participations within five Banking Days from such sale.

For the purposes hereof, (a) “assignment” shall mean any agreement entered into by the buyer (the assignee) of specified rights and obligations of the seller (the assignor) in respect of a loan, and whereby the buyer will substitute the seller as Bank of record and (b) a “participation” shall mean any agreement entered into by the Bank whereby the Bank sells to any third party (a “Participant”) its interest in all or any part of this Prepayment Agreement and the Promissory Note; provided, however, that in any such case the contractual relation between the parties hereto shall not be affected, and the Participant itself shall have no right to directly enforce this Prepayment Agreement and the Promissory Note against the Exporter.

Section 16. Indemnification

The Exporter and the Paying Agent agree to indemnify and hold harmless the Bank and its officers, directors, employees, agents and representatives (together, the “Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, actions, judgements, suits, costs, expenses (including the reasonable documented fees and expenses of external counsels) or disbursements of any kind whatsoever (together, “Liabilities”) which may at any time (including following the repayment of the Advance) be imposed upon, incurred by or asserted against the Indemnified Parties as a result of, relating to, or arising out of any of the Advance Documents or any document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Indemnified Parties under or in connection with any of the foregoing and that are duly evidenced by the Bank, provided, however, that the Liabilities do not result directly from the gross negligence or wilful misconduct of the relevant Indemnified Party.

Section 17. Miscellaneous

(a) Any amendment or waiver of any provision of this Prepayment Agreement, or consent to any departure by the parties herefrom must be in writing and signed by the Exporter and the Paying Agent and the Bank. Such waiver or consent shall be effective only in the specific instance for which it is stipulated. Any failure or delay by the parties in exercising their rights hereunder shall not be deemed a waiver and shall not preclude the parties from the exercise of their rights.

(b) All notices, designations, consents, offers, acceptances, or any other communications provided pursuant to this Prepayment Agreement shall be given in writing and sent, to the Bank, the Paying Agent and the Exporter at the following addresses or to such other addresses as may be designated in writing from time to time by the parties:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,
Attn: Mr. Mauricio Paz
Address: 1345 Av. of the Americas, 45th Floor
New York, NY 10105, USA
Tel.: +1-212-728-1639
Fax: +1-212-333-2904

EXPORTER
Attn: Mr. Fernando Volpe Estato
Address: 1357 Alameda Santos
São Paulo, Brazil
Tel.: +55-11-2138-4161
Fax: +55-11-2138-4068

PAYING AGENT
Attn: Mr. Fernando Volpe Estato
Address: Baarerstrasse 8, 6300
Zug Switzerland
Tel.: +55-11-2138-4165
Fax: +55-11-2138-4068

All such notices and communications shall be deemed given: (i) upon delivery if delivered by hand to the addresses provided in this Section 17(b); (ii) upon receipt if delivered by facsimile transmission to the number provided herein; or (iii) five (5) Banking Days after the date of deposit in the courier agency if delivered by reputable courier, return receipt requested if available, postage prepaid.

(c) This Prepayment Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

(d) The various provisions of this Prepayment Agreement are severable from each other. In the event that any provision in this Prepayment Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Prepayment Agreement shall be fully effective, operative and enforceable.

(e) No party hereto shall be liable for any delay in performance of any obligation hereunder by reason of any act or circumstance beyond the control of such Party due to the occurrence of a force majeure.

(f) The obligations of the Exporter and Paying Agent under Sections 6, 14, and 16 hereof shall survive the repayment in full of the Advance.

(g) This Prepayment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Section 18. Assignment of Export Agreement

In consideration of the Bank entering in to this Prepayment Agreement:

(a) The Exporter hereby assigns, as of each date that is 15 (fifteen) days prior to each date on which an Instalment is due and payable pursuant to Section 5(a), with full title guarantee and as a continuing security for the payment of its obligations hereunder (the “Secured Obligation”), an absolute security interest (“Security Interest”) in a portion of the Exporter’s rights, interest and remedies with respect to any and all of the Undertakings (including, but not limited to all of the Exporter’s rights to receive payment from Importers, including (but not limited to) all of the Exporter’s future acquired rights to payment under the Export Agreements whether in the form of a letter of credit or right to title to the Goods or otherwise) which portion shall have a value not less than the value of such Instalment.

(b) The Exporter will fully perform all of its material obligations under the Export Agreements, and will enforce all of its rights and remedies thereunder as it deems appropriate in its reasonable business judgement; provided, however, that the Exporter will not take any action or fail to take any action which would result in a waiver or other loss of any material rights or remedy of the Exporter thereunder.

(c) The Exporter will not, without Bank’s prior written consent (which consent shall not be unreasonable withheld), modify, amend, supplement, compromise, satisfy, release or discharge the Export Agreements, any person liable directly or indirectly with respect thereto, or any agreement relating to the Export Agreements.

(d) The Exporter will at all times remain liable to observe and perform all of its duties and obligations under the Export Agreements, and Bank’s exercise of any of its rights with respect to this Prepayment Agreement will not release the Exporter from any of such duties or obligations. The Bank is not obligated to (I) perform or fulfil any of the Exporter’s duties or obligations under the Export Agreements (II) make any payment under the Export Agreements, (III) make any inquiry as to the sufficiency of any payment of property received by it under the Export Agreements or the sufficiency of performance by any party under the Export Agreements, or (IV) present or file any claim, or take any action to collect or enforce any performance or payment of any amounts, or delivery of any property.

(e) Effective from and after the occurrence of any Event of Default and during the continuation thereof, the Exporter hereby irrevocably authorises and empowers Bank, in Bank’s sole discretion, to assert, either directly or on behalf of the Exporter any claims the Exporter may then or thereafter have against Importer with respect to the Undertakings that are subject to this Prepayment Agreement, in such a manner, as Bank may deem proper, to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the proceeds therefrom on account of the Secured Obligations, whether or not then due, in accordance with the terms of the Prepayment Agreement. The Exporter hereby authorises Bank to collect all amounts due to the Exporter under and by virtue of the Export Agreements including any future acquired rights to payment thereunder.

(f) Power-of-Attorney: To facilitate the foregoing, the Exporter hereby irrevocably authorises and empowers the Bank as its attorney at any time after the occurrence and during the continuance of an Event of Default to (a) either directly or on behalf of the Exporter, assert any claims and demands and enforce any rights and remedies as the Exporter may have, from time to time, with respect to the Undertakings that shall have been assigned to the Bank pursuant to Section 19(a), as Bank may deem proper and (b) receive and collect any and all proceeds, awards or amounts due to the Exporter in respect of any indemnification claims under the Secured Obligations in such manner as the Exporter’s true and lawful attorney to assert, at any time after the occurrence and during the continuance of an Event of Default, any claims and demands or enforce any rights and remedies and collect such proceeds, awards and amounts and to apply such monies to the Secured Obligations in such manner as Bank shall elect. This power of attorney is coupled with an interest and is irrevocable by the Exporter.

(g) This Prepayment Agreement creates a continuing security interest in the Undertakings and all representations, warranties, and agreements in each case, as specified in Section 19(a), and such security interest shall terminate only upon the full and irrevocable payment of all amounts owing to the Bank under this Prepayment Agreement; provided that the Bank has no other commitment to extend credit or make advance to or for the account of the Exporter. At such time, Bank will, at the request of the Exporter, reassign and redeliver to the Exporter all of its rights hereunder which have not been sold, which reassignment and redelivery will be without warranty by or recourse to Bank, except as to the absence of any prior assignments by Bank of its interest in the Undertakings, and will be at the expense of the Exporter.

IN WITNESS WHEREOF, each of the Exporter, the Paying Agent and the Bank has executed this Prepayment Agreement in two (2) originals in English as of the date first above written herein.

BANCO BILBAO VIZCAYA ARGENTARIA, NEW YORK BRANCH

By: /s/ Maurício Paz	By: /s/ Nurys Maleki

Name: Maurício Paz	Name: Nurys Maleki

Title: Vice-President, Global Trade Finance	Title: Vice-President, Global Trade Finance

VOTORANTIM CELULOSE E PAPEL, as Borrower and Exporter

By: /s/ Valdir Roque	By: /s/ Francisco Fernandes Campos Valério

Name: Valdir Roque	Name: Francisco Fernandes Campos Valério

Title: Officer	Title: Officer

VCP OVERSEAS HOLDING LTD., Budapeste, Zug Branch., as Paying Agent

By: /s/ Guilherme Moralles

Name: Guilherme Moralles

Title: Branch Manager

Exhibit A

PROMISSORY NOTE

US$ 50,000,000.00
Place:
Date:

FOR VALUE RECEIVED, VOTORANTIM CELULOSE E PAPEL S.A. – VCP, a company duly organised and existing under the laws of the Federative Republic of Brazil, with its head office located at 1357 Alameda Santos, São Paulo, Brazil, (the “Borrower”) hereby promises to pay to BANCO BILBAO VIZCAYA ARGENTARIA, NEW YORK BRANCH (the “Bank”), the principal sum of US$ 50,000,000.00 (FIFTY MILLION UNITED STATES DOLLARS) (the “Advance”), on June 25th, 2015 (the “Final Maturity Date”) or on such earlier date as may be required by the Bank in accordance with the terms of the Export Prepayment Agreement (as defined below). The Exporter also promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Export Prepayment Agreement.

Both principal and interest hereunder are payable in lawful money of the United States of America, in same day funds, to the Bank, Banco Bilbao Vizcaya Argentaria, S.A., International Trade and Lending Administration at its internal account number 30444 via Federal Reserve Bank ABA number 026001847 free and clear of all deductions of any present or future taxes, levies, imposts, charges, withholdings, penalties, fines, additions to tax and interest, imposed or levied in Brazil or any other jurisdictions from which any payment hereunder is remitted, or any political subdivision or taxing authority thereof, except taxes imposed on the Bank's income by the jurisdiction under which the Bank is incorporated.

The Exporter hereby waives, to the fullest extent permitted by applicable law, presentment, demand, protest and all notices of any kind in connection with this Promissory Note. The failure of the Bank to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that instance or any subsequent instance.

This promissory note is the Promissory Note referred to in that Export Prepayment Agreement, dated as of June 22, 2007 (the “Export Prepayment Agreement”), by and between the Exporter and the Bank, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws principles.

VOTORANTIM CELULOSE E PAPEL S.A.

By:	By:
Name:	Name:
Title:	Title:

Exhibit B

DISBURSEMENT REQUEST

(Place and Date)

BANCO BILBAO VIZCAYA ARGENTARIA, NEW YORK BRANCH

Ladies and Gentlemen:

We refer to the Export Prepayment Agreement dated as of June XX, 2007 (the “Prepayment Agreement”) between Votorantim Celulose e Papel S.A, (the “Borrower”), VCP Overseas Holding Ltd. Budapeste, ZUG Branch, (the “Paying Agent”) and Banco Bilbao Vizcaya Argentaria, S.A.(the “Bank”). Terms defined in the Prepayment Agreement shall have the same meaning in this Disbursement Request.

Pursuant to Section 3 of the Prepayment Agreement, we hereby request the Bank to make an advance to us in the amount of US$50,000,000.00 (the “Advance Amount”) on June 26, 2007 (the “Disbursement Date”) for the purpose of financing future exports to be made by the Exporter to the Importers in accordance with the Prepayment Agreement.

Not later than 2 (two) Banking Days prior to the Disbursement Date, we shall give you in writing the credit instructions for the Advance Amount.

We confirm that, on the date hereof, the representations set out in Section 9 of the Prepayment Agreement are true and correct and that no Event of Default has occurred and is continuing.

Enclosed are the documents required pursuant to Section 8 of the Prepayment Agreement.

Sincerely yours,

By:

By:	By:
Name:	Name:
Title:	Title:

Acknowledged and agreed by BANCO BILBAO VIZCAYA ARGENTARIA., NEW YORK BRANCH, as the Bank

By:	By:
Name:	Name:
Title:	Title: